Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Leah Gerstner (Media): leah.gerstner@aig.com

Peter Zaffino to Transition to Executive Chair of AIG’s Board of Directors by Mid-2026

Eric Andersen to Join AIG as President and CEO-Elect

NEW YORK – January 6, 2026 – American International Group, Inc. (NYSE: AIG) today announced that Chairman & CEO Peter Zaffino has informed the AIG Board of Directors that he intends to transition to Executive Chair of AIG and retire as CEO by mid-year after successfully leading the company’s transformation and strategic repositioning as a leading global property and casualty insurer.

In alignment with the company’s comprehensive multi-year succession planning process, the Board conducted a search to identify a highly qualified leader to continue driving AIG’s performance over the long term. Following that process, insurance industry veteran Eric Andersen will be joining as President and CEO-elect of AIG, effective February 16, 2026. Mr. Andersen will report to Mr. Zaffino and is expected to assume the role of CEO and join the Board of Directors after June 1, 2026, following an orderly transition period.

Mr. Zaffino said, “I am incredibly proud of our colleagues and the extraordinary progress we have delivered during my tenure to make AIG a top industry performer. With significant support from the AIG Board of Directors, we have returned AIG to vastly improved profitability, significantly strengthened our balance sheet, and built tremendous financial flexibility. These efforts have resulted in exceptional strategic, operational and financial performance, underpinned by our disciplined culture of underwriting excellence. From this position of strength, I am confident that now is the appropriate time to begin to transition leadership of the company. We could not have chosen a better person than Eric Andersen to steward the company’s next chapter. Eric is an incredibly accomplished and widely respected insurance executive, and we have worked together closely during my tenure at AIG. Eric’s deep understanding of our company and our industry ideally positions him to become AIG’s next CEO as the company continues to drive long-term profitable growth and value for all our stakeholders. I look forward to welcoming Eric to AIG and continuing to work with the Board of Directors.”

Since becoming CEO in March 2021, Mr. Zaffino has led AIG through a remarkable turnaround against the backdrop of significant macro socio-economic headwinds. Through disciplined underwriting, AIG reversed years of substantial underwriting losses and delivered five consecutive years of underwriting profitability from 2021 to 2025, returning the company to market leadership and significantly improved financial strength. Under Mr. Zaffino’s leadership, AIG has built a strong culture of underwriting excellence, divested non-core businesses, invested in future-focused enterprise initiatives and modernized its end-to-end operations and technology infrastructure, including the strategic implementation of GenAI to provide better insight and enable growth. The company has delivered strong performance, returning more than $19 billion in stock repurchases and dividends to shareholders during the past three years while solidifying AIG’s capital base for sustainable, profitable growth.

John Rice, Lead Independent Director, said, “On behalf of the Board of Directors, I want to express our deepest gratitude to Peter for his extraordinary leadership and unwavering commitment to AIG. Peter’s vision, tireless dedication and laser-focused execution have fundamentally reshaped AIG, restoring its reputation as a global leader and delivering outstanding value for clients, colleagues, and shareholders. As we onboard Eric, we are grateful to benefit from Peter’s continued leadership as CEO, and then as Executive Chair, where he will continue to drive AIG’s future-focused digital and data initiatives and strategic relationships.”

Mr. Andersen joins AIG from Aon, where he most recently was a member of the Aon Executive Committee and served as a strategic advisor to the company’s President and CEO. Over nearly three decades with Aon, he held senior leadership roles including President of Aon, Chief Executive Officer of Aon Benfield, the world’s leading reinsurance intermediary, and CEO of Aon Risk Solutions Americas, with prior leadership positions spanning global account management and financial services. During his time as President of Aon from 2020 through 2025, Mr. Andersen led global programs that achieved gains in operational efficiency, improved performance for clients and the firm, increased shareholder returns and grew market value from $35 billion to $85 billion.

On the Board’s selection of Mr. Andersen as AIG’s next CEO, Mr. Rice added: “Eric Andersen is a deeply experienced and widely respected leader, known across the insurance industry for his integrity, strategic vision, and proven ability to drive shareholder value. During his time at Aon, Eric reshaped the company’s business portfolio, implemented a new data and analytics strategy, and delivered strong operational improvements. The Board is confident that he is the right executive to be the next CEO of AIG.”

Mr. Andersen, commenting on his appointment, said, “I am honored by the trust the Board has placed in me and energized by the opportunity to serve as AIG’s President and CEO-elect. AIG is an iconic company with a strong foundation and strategically well positioned for the future. I look forward to partnering with Peter, the Board, and AIG’s talented colleagues around the world to build on the momentum that has been established and to deliver for our clients, partners, and shareholders.”

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About AIG

American International Group, Inc. (NYSE: AIG) is a leading global insurance organization. AIG provides insurance solutions that help businesses and individuals in more than 200 countries and jurisdictions protect their assets and manage risks through AIG operations, licenses and authorizations as well as network partners. For additional information, visit www.aig.com. This website with additional information about AIG has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.